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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

Securities and Exchange Commission

Washington, D.C. 20549

For registration of certain classes of securities
pursuant to section 12(b) or (g) of the

Securities Exchange Act of 1934

Mercury Air Group, Inc. (Exact name of registrant as specified in its charter)

Delaware	11-1800515

(State of incorporation or organization)	(I.R.S. Employer Identification No.)

5456 McConnell Avenue, Los Angeles CA	90066

(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Common Stock, $0.01 par value	American Stock Exchange

Pacific Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

Securities Act registration statement file number to which this form relates:  N/A     (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of class)

(Title of class)

Item 1. Description of Registrant’s Securities to be Registered.
Item 2. Exhibits.
SIGNATURE

Item 1. Description of Registrant’s Securities to be Registered.

     Each share of our common stock has the same relative rights and is identical in all respects with each other share of common stock.

     Subject to any prior rights of the holders of any preferred stock then outstanding, holders of our common stock are entitled to receive such dividends as are declared by our board of directors out of funds legally available therefore.

     Full voting rights are vested in the holders of common stock, each share being entitled to one vote, subject to the rights of the holders of any preferred stock then outstanding. Our board of directors may issue authorized shares of common stock without stockholder approval. Subject to any prior rights of the holders of any preferred stock then outstanding, in the event of our liquidation, dissolution or winding up, holders of shares of our common stock are entitled to receive, pro rata, any assets distributable to stockholders with respect to shares held by them. Holders of shares of common stock do not have any preemptive rights to subscribe for any additional securities which may be issued by us or any cumulative voting rights. The outstanding shares of our common stock are fully paid and non-assessable.

     Our certificate of incorporation and bylaws require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual meeting, a special meeting of the stockholders, or may be effected by a consent in writing. In addition, special meetings of our stockholders may be called only by our chief executive officer, our president, or a majority of our board of directors.

     Our certificate of incorporation and bylaws also provide that vacancies on the board of directors created either by resignation, death, retirement, disqualification, removal or by an increase in the size of the board of directors may be filled by a majority of the directors in office, although less than a quorum.

Item 2. Exhibits.

1.	Certificate of Merger (previously filed as Exhibit 2.2 to our Form 10-Q for the quarter ended March 31, 2001, and incorporated by reference therefrom).

2.	Certificate of Incorporation (previously filed as Exhibit 3.2 to our Form 10-Q for the quarter ended March 31, 2001, and incorporated by reference therefrom).

3.	Amended and Restated Bylaws (previously filed as Exhibit 3.1 to our Current Report on Form 8-K, dated December 7, 2002, and incorporated by reference therefrom).

SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

(Registrant)	Mercury Air Group, Inc.

Date	June 12, 2003

By	/s/ Wayne Lovett

Wayne Lovett, Secretary

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